Exhibit 10.20

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is entered into between Shapeways, Inc., a Delaware corporation located at 228 Park Avenue South, PMB 15839, New York, NY 10003-1502 (“Shapeways”), and Desktop Metal, Inc., a Delaware corporation, located at 63 Third Avenue, Burlington, MA 01803 (“Desktop Metal”), as of March 26, 2021.

This MOU covers the draft proposal of terms and conditions, the exchange of information and the conduct of negotiations, as described further below.

1.             Business Terms. Shapeways and Desktop Metal desire to work together in good faith to discuss the possibility of working together as described below:

a.	Desktop Metal, and its affiliates such as EnvisionTec, is already a major supplier to Shapeways. Desktop Metal contemplates selling to Shapeways and, contingent on the satisfaction of the conditions set forth in Section 1(d) below, Shapeways contemplates purchasing from Desktop Metal (including its affiliates), twenty million dollars (USD $20,000,000) worth of equipment, materials and services (collectively, the “Equipment”) to be specified in a Definitive Agreement (as defined below) and/or in one or more subsequent purchase orders issued by Shapeways to Desktop Metal and/or its affiliates. Shapeways shall purchase the Equipment in one or multiple orders, all of which the parties contemplate being issued after the closing of a Shapeways De-SPAC Transaction (defined below) and before December 31, 2021. As part of the strategic partnership between the companies, Desktop Metal will invest twenty million dollars (USD $20,000,000) in the private investment in public equity (“PIPE”) of Shapeways in connection with the closing of a Shapeways De-SPAC Transaction (the “Investment”) and work together to drive adoption additively manufactured parts at scale.

b.	In conjunction with the Equipment purchases contemplated in Section 1(a), the parties will develop a strategic partnership and issue a mutually agreed upon press release and will further collaborate and mutually agree on ongoing marketing materials and public announcements regarding the parties’ relationship.

c.	The parties will also hold good faith discussions regarding a joint go-to-market collaboration, related to Shapeways services and Desktop Metal products, the details of which shall be set forth in a Definitive Agreement.

d.	The parties will enter into a binding agreement (or multiple binding agreements) to give effect to the purchases, services, collaborations, Investments and other transactions contemplated hereby (the “Definitive Agreement”) after, and contingent upon the occurrence of each of, (i) the closing of the Investment by Desktop Metal in an amount of twenty million dollars (USD $20,000,000) and (ii) the closing of a merger, consolidation or other business combination pursuant to which Shapeways is combined with a special purpose acquisition company listed on a national securities exchange (such transaction, a “Shapeways De-SPAC Transaction”) on or prior to October 31, 2021.

Each Definitive Agreement shall contain terms that are customarily included in agreements of its type. For clarity, (a) the commitment by Shapeways to purchase Equipment in the amount of twenty million dollars (USD $20,000,000) from Desktop Metal and its affiliates on or before December 31, 2021 shall be considered binding after, and contingent upon the occurrence of each of, (i) the closing of the Investment by Desktop Metal in an amount of twenty million dollars (USD $20,000,000) and (ii) the closing of a Shapeways De-SPAC Transaction on or prior to October 31, 2021, and (b) the commitment by Desktop Metal to consummate the Investment shall be considered binding .

2.	Negotiation of Definitive Agreement. The parties acknowledge and agree that, except as set forth in this MOU, neither party shall be bound to the other for any performance, payment, license, right, or reliance with respect to the subject matter hereof, unless and until all material terms have been set forth in a binding Definitive Agreement signed by authorized representatives of each party. All proposals, correspondence, term sheets, drafts, memoranda and charts used or exchanged in the negotiations either shall be reflected in a Definitive Agreement or shall, upon termination of the negotiations for any reason, be deemed rejected, rescinded and void.

3.	Confidentiality. Information disclosed pursuant to this MOU shall be subject to that certain Mutual Confidentiality Agreement between Shapeways and Desktop Metal dated as of February 14, 2018 (the “NDA”). For the avoidance of doubt, neither party may disclose the existence or terms of this MOU or the fact that the parties are considering a Definitive Agreement (and all of the foregoing is Proprietary Information subject to the terms of the NDA) without the prior consent of the other party.

4.	Non-Exclusivity. Each party acknowledges and understands that the other party may have had previous and/or current and similar discussions with other entities concerning the subject matter of this MOU. Each party agrees that nothing within this MOU prohibits the other party from having such similar discussions with other entities or entering into any relationship or agreement related to the subject matter of this MOU. Furthermore, nothing within this MOU binds either party into entering any engagement, agreement or relationship with the other party in regard to any discussions under this MOU.

5.	Non-Binding Terms. With the exception of the confidential obligation under Section 3, the MOU is nonbinding and does not constitute or give rise to any legally binding commitment (nor does it constitute an offer to enter into a legally binding commitment) except for the provisions regarding Confidentiality and Governing Law, and accordingly, either party may terminate discussions at any time for any reason without liability to the other.

6.	Cost, Expenses and Liabilities. Each party will be responsible for their own costs and expenses, including but not limited to, any regulatory filing fees associated with the transaction and professional fees incurred in connection with the transactions contemplated in this MOU.

7.	Governing Law. This MOU shall be construed in accordance with the laws of Delaware, USA. Any legal action concerning the provisions hereof shall be settled by binding arbitration in New York, NY, USA, in accordance with the Commercial Arbitration Rules of JAMS.

CONFIDENTIAL AND PROPRIETARY

For purposes of this MOU, the parties intend and agree that a signed copy delivered electronically shall be treated by the parties as an original of this MOU and shall be given the same force and effect.

In witness whereof, the parties hereto have caused this MOU to be executed by their duly authorized agents as of the date first above written.

ACKNOWLEDGED AND AGREED:

Shapeways, Inc.		Desktop Metal, Inc.

By:	/s/ Gregory Kress	By:	/s/ Ric Fulop

Name:	Gregory Kress	Name:	Ric Fulop

Title:	CEO	Title:	Founder and CEO

Date:	3/26/21	Date:	3/26/21

CONFIDENTIAL AND PROPRIETARY